EXHIBIT 23.2

Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blue Rhino Corporation 1998 Stock Incentive Plan for the registration of 1,000,000 shares of Blue Rhino Corporation common stock of our report dated September 16, 2003, except for the last paragraph of Note 2 as to which the date is October 8, 2003, with respect to the consolidated financial statements and schedule of Blue Rhino Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina
January 7, 2004